The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Exhibit 99.1

SUBJECT TO COMPLETION, DATED            , 20

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE COMMON STOCK OFFERINGS](1)

PRELIMINARY PROSPECTUS SUPPLEMENT

To the Prospectus dated            , 20

BLACKROCK CAPITAL INVESTMENT CORPORATION

            Shares

Common Stock

$         per Share

BlackRock Capital Investment Corporation is an externally-managed, non-diversified closed-end management investment company. We have elected to be regulated as a business development company under the Investment Company Act of 1940. Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in middle-market companies in the form of senior debt securities and loans, and our investment portfolio may include junior secured and unsecured debt securities and loans, each of which may include an equity component.

We are offering for sale             shares of our common stock. [We have granted the underwriters a         -day option to purchase up to             additional shares of our common stock at the public offering price, less underwriting discounts and commissions, to cover over-allotments. See “Underwriting” beginning on page S-         of this prospectus supplement for more information regarding this offering.]

Our common stock is traded on The NASDAQ Global Select Market under the symbol “BKCC.” The last reported closing price for our common stock on      was $   per share. The net asset value per share of our common stock at      (the last date prior to the date of this prospectus supplement on which we determined net asset value) was   .

This prospectus supplement and the accompanying prospectus set forth important information you should know before investing in our securities. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the SEC. This information is available free of charge by contacting us at 40 East 52nd Street, New York, New York 10022, or by telephone at (212) 810-5800 or on our website at www.blackrockbkcc.com. The SEC also maintains a website at www.sec.gov that contains such information free of charge.

Investing in our securities involves a high degree of risk, including the risk of the use of leverage. Before investing in our securities, you should read the discussion of the material risks of investing in the Company in “Risks” beginning on page      of the accompanying prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to BlackRock Capital Investment Corporation (before estimated expenses of $ )	$	$

The underwriters expect to deliver the shares to purchasers on or about             , 20    .

Joint Book-Running Managers

Lead Manager

Co-Manager

Prospectus Supplement dated            , 20

(1) In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, which we sometimes refer to collectively as the “prospectus.” We have not, and the underwriters have not, authorized anyone to provide you with additional information, or information different from that contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or additional information, you should not rely on it. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or such prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since then. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in the accompanying prospectus.

PROSPECTUS SUPPLEMENT

TABLE OF CONTENTS

THE COMPANY	S-1
RECENT DEVELOPMENTS	S-4
FEES AND EXPENSES	S-5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-7
USE OF PROCEEDS	S-9
CAPITALIZATION	S-9
SUPPLEMENT TO MATERIAL U.S. FEDERAL TAX MATTERS	S-9
UNDERWRITING	S-10
LEGAL MATTERS	S-13
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	S-13
ADDITIONAL INFORMATION	S-13

PROSPECTUS

TABLE OF CONTENTS

[Insert table of contents from base prospectus]

THE COMPANY

This summary highlights some of the information in this prospectus supplement. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under “Risks” in the accompanying prospectus and the other information included in this prospectus supplement and the accompanying prospectus. Throughout this prospectus supplement and the accompanying prospectus, except where the context suggests otherwise, we refer to BlackRock Capital Investment Corporation as the “Company,” “BKCC,” “we,” “us” or “our.”

General

BlackRock Capital Investment Corporation provides middle-market companies with flexible financing solutions, primarily in the form of senior debt securities and loans, and our investment portfolio may include junior secured and unsecured debt securities and loans, each of which may include an equity component. Our strategy is to provide capital to meet our clients’ current and future needs across this spectrum, creating long-term partnerships with growing middle-market companies.

We were incorporated on April 13, 2005, commenced operations with private funding on July 25, 2005, and completed our initial public offering on July 2, 2007. We are an externally-managed, non-diversified closed-end management investment company. We have elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition, for tax purposes we intend to continue to qualify as a regulated investment company, or RIC, under the Internal Revenue Code of 1986, (the “Code”). As a BDC, we are required to comply with certain regulatory requirements. See “Regulation” for discussion of BDC regulation and other regulatory considerations. We are also registered as an investment advisor under the Investment Advisers Act of 1940, which we refer to as the “Advisers Act.”

Our investment objective is to generate both current income and capital appreciation through our debt and equity investments. We invest primarily in middle-market companies and target investments throughout the capital structure that we believe provide an attractive risk-adjusted return. The term “middle-market” refers to companies with enterprise value typically between $100 million and $1.5 billion. Our targeted investment typically ranges between $5 million and $25 million, although the investment sizes may be more or less than the targeted range and the size of our investments may grow with our capital availability. We generally seek to invest in companies that operate in a broad variety of industries and that generate positive cash flow.

Although most of our new investments are in senior secured loans to primarily U.S. private middle-market companies, our investment portfolio may include junior secured, unsecured and subordinated loans, common and preferred equity, options and warrants, credit derivatives, high-yield bonds, distressed debt and other structured securities. We may from time to time invest up to 30% of our assets opportunistically in other types of investments, including securities of other public companies and foreign securities.

The senior and junior secured loans in which we invest generally have stated terms of three to ten years and the subordinated debt investments we make generally have stated terms of up to ten years, but the expected average life of such senior and junior secured loans and subordinated debt is generally between three and seven years. However, we may invest in securities of any maturity or duration. The debt that we invest in typically is not initially rated by any rating agency, but we believe that if such investments were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service, lower than “BBB-” by Fitch Ratings or lower than “BBB-” by Standard & Poor’s). We may invest without limit in debt of any rating, as well as debt that has not been rated by any nationally recognized statistical rating organization.

At a special meeting of the Company’s stockholders, held on February 18, 2015, the Company’s stockholders approved a new investment management agreement between the Company and BlackRock Advisors, LLC (“BlackRock Advisors”) to permit BlackRock Advisors to serve as the Company’s investment adviser following the completion of the sale of certain assets related to managing the Company from the Previous Advisor, 52nd Street Capital Advisors LLC, formerly BlackRock Kelso Capital Advisors LLC. BlackRock Advisors is a wholly owned indirect subsidiary of BlackRock. The Transaction was completed on March 6, 2015 and, pursuant to the BlackRock Advisors Management Agreement, dated as of March 6, 2015, BlackRock Advisors began managing the Company’s investment activities. Prior to the consummation of the Transaction, the Company had entered into an investment management agreement with 52nd Street Capital Advisors LLC, the Company’s previous adviser.

On January 16, 2018, BlackRock Advisors assigned the BlackRock Advisors Management Agreement, dated March 6, 2015, to a wholly owned subsidiary, BCIA, the Advisor, pursuant to Rule 2a-6 of the 1940 Act and the Company entered into a new investment management agreement with BCIA (the “Previous Management Agreement”).

At the annual meeting of the Company’s stockholders, held on May 1, 2020, the Company’s stockholders approved, among other matters, a proposal to allow the Company to increase leverage by approving the application to the Company of a minimum asset coverage ratio of 150%, pursuant to Section 61(a)(2) of the Investment Company Act of 1940, to become effective on May 2, 2020. Effective at the same time, the Company and BCIA, the Advisor, amended and restated its previous investment management agreement to reduce the Management Fee and Incentive Fees as follows: (i) the Management Fee was reduced from 1.75% of total assets to 1.50% on total assets up to 200% of net asset value and 1.0% on total assets that exceed 200% of net asset value; (ii) the Incentive Fee based on net investment income was reduced from 20% over a 7% hurdle to 17.5% over a 7% hurdle; and (iii) the Incentive Fee based on net capital gains was reduced from 20% to 17.5% (the “Current Management Agreement”).

During the             ended                    , 20    , we invested $        million across        new and        existing portfolio companies. This compares to investing $        million across        new and        existing portfolio companies for the ended                    , 20    . Sales, repayments and other exits of investment principal totaled $        million during the ended                    , 20    , versus $        million during the            ended                    , 20    .

At                    , 20    , our portfolio of         portfolio companies was invested     % in senior secured loans,     % in unsecured or subordinated debt securities,     % in equity investments,     % in senior secured notes and     % in cash and cash equivalents. This compares to our portfolio of         companies that was invested     % in senior secured loans,     % in unsecured or subordinated debt securities,     % in senior secured notes,     % in equity investments and less than     % in cash and cash equivalents at                    , 20    . Our average portfolio company investment at amortized cost was approximately $        million at                    , 20    , versus $    million at                    , 20    .

The weighted average yields of the debt and income producing equity securities in our portfolio at fair value were     % at                    , 20     and     % at                    , 20    . The weighted average yields on our senior secured loans and other debt securities at fair value were     % and     %, respectively, at                    , 20    , versus     % and     % at                    , 20    . The weighted average yields of the debt and income producing equity securities in our portfolio at their current cost basis were     % at                    , 20     and     % at                    , 20    . The weighted average yields on our senior secured loans and other debt securities at their current cost basis were     % and     %, respectively, at                    , 20    , versus     % and     % at                    , 20    .

BlackRock Capital Investment Advisors, LLC

Our investment activities are carried out by the Advisor. James E. Keenan is the Interim Chief Executive Officer of the Company and a Managing Director of the Advisor and BlackRock. He is supported by the Advisor’s team of employees, including dedicated investment professionals, who have extensive experience in commercial lending, investment banking, accounting, corporate law and private equity investing. Our Advisor is responsible for identifying prospective customers, conducting research on prospective investments, identifying and underwriting credit risk, and monitoring our investments and portfolio companies on an ongoing basis.

The Company has entered into the Current Management Agreement with the Advisor, under which the Advisor, subject to the overall supervision of the Company’s Board of Directors, manages the day-to-day operations of, and provides investment advisory services to, the Company. For providing these services, the Company has agreed to pay the Advisor a management fee based on the Company’s total assets and an incentive fee based on our investment performance, plus reimbursement of certain expenses incurred by the Advisor. Our executive officers and directors and the employees of the Advisor and certain of its affiliates, as well as members of its investment committee, serve or may serve as investment advisers, officers, directors or principals of entities or investment funds that operate in the same or a related line of business as we do and/or investment funds managed by our affiliates. We note that any affiliated investment vehicle currently formed or formed in the future and managed by the Advisor or its affiliates may have overlapping investment objectives with our own and, accordingly, may invest in asset classes similar to those targeted by us. As a result, the Advisor and/or its affiliates may face conflicts in allocating investment opportunities between us and such other entities. Although the Advisor and its affiliates will endeavor to allocate investment opportunities in a fair and equitable manner and consistent with applicable allocation procedures, it is possible that, in the future, we may not be given the opportunity to participate in investments made by investment funds managed by the Advisor or its affiliates. In any such case, if the Advisor forms other affiliates in the future, we may co-invest on a concurrent basis with such other affiliates, subject to compliance with applicable regulations and regulatory guidance, as well as applicable allocation procedures. While our ability to enter into transactions with our affiliates is restricted under the 1940 Act, we have received an exemptive order from the SEC permitting certain affiliated investments subject to certain conditions. As a result, the Advisor may face conflicts of interests and investments made pursuant to the exemptive order conditions could in certain circumstances adversely affect the price paid or received by us or the availability or size of the position purchased or sold by us. In certain cases, investment opportunities may be made other than on a pro rata basis. The Advisor and its affiliates intend to allocate investment opportunities in a manner that they believe in their judgment and based upon their fiduciary duties to be appropriate considering a variety of factors such as the investment objectives, size of transaction, investable assets, alternative investments potentially available, prior allocations, liquidity, maturity, expected holding period, diversification, lender covenants and other limitations. To the extent that investment opportunities are suitable for the Company and one or more co-investment vehicle, the Advisor will allocate investment opportunities pro rata among the Company and such co-investment vehicle based on the amount of funds each then has available for such investment taking into account these factors.

Administration

The Company has entered into an administration agreement with BlackRock Financial Management, Inc. (the “Administrator”), a wholly-owned subsidiary of BlackRock, under which the Administrator provides us with the office facilities and administrative services necessary to conduct our day-to-day operations.

Company Information

Our administrative and executive offices are located at 40 East 52nd Street, New York, NY 10022, and our telephone number is (212) 810-5800.

RECENT DEVELOPMENTS

[Insert description at time of offering.]

FEES AND EXPENSES

The following table will assist you in understanding the various costs and expenses that an investor in shares of our common stock will bear directly or indirectly. However, we caution you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus supplement contains a reference to fees or expenses paid by “you” or “us” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in the Company.

Stockholder Transaction Expenses (as a Percentage of Offering Price)
Sales Load	%(1)
Offering Expenses	%(2)

Total Common Stockholder Expenses	%(3)

Estimated Annual Expenses (as Percentage of Net Assets Attributable to Common Shares)(4)
Management Fees	%(5)
Incentive Fees Payable Under the Investment Management Agreement	%(6)
Interest Payments on Borrowed Funds	%(7)
Other Expenses	%(8)

Total Annual Expenses	%(9)

(1)	Represents the estimated underwriting discounts and commissions with respect to the shares to be sold by us in this offering.

(2)	Amount reflects estimated offering expenses of approximately $ and based on the shares offered in this offering at the public offering price of $ per share.

(3)	The expenses of our dividend reinvestment plan are included in “Other Expenses.”

(4)	“Net Assets Attributable to Common Shares” equals our net assets at , 20 , plus the anticipated net proceeds from this offering.

(5)

Our base management fee is an annual rate of 1.50% on total assets up to 200% of net asset value and 1.0% on total assets that exceed 200% of net asset value; payable quarterly in arrears based on total asset valuation at the end of the prior quarter. See “Agreements and Related Party Transactions—Investment Management Agreement” in the accompanying prospectus for additional information regarding our investment management agreement.

(6)

These Incentive Fees are based on actual amounts incurred during the year ended                    , 20    , as our Incentive Fees are currently expected to be concentrated in the fourth quarter of each year. However, the Incentive Fee is based on our performance, will vary from year to year and will not be paid unless our performance exceeds certain thresholds. As we cannot predict whether we will meet these thresholds, the Incentive Fee paid in future years, if any, may be substantially different than the fee incurred during the year ended                    , 20    . For more detailed information about the Incentive Fee, please see the section of the accompanying prospectus captioned “Agreements and Related Party Transactions—Investment Management Agreement”.

(7)

“Interest Payments on Borrowed Funds” represents interest and credit facility fees incurred and amortization of debt issuance costs during the         months ended                    , 20     [annualized for a full year]. Our average outstanding debt balance during the         months ended                    , 20     was approximately $     million. The Credit Facility allows us to increase commitments thereunder up to an additional $     million.

(8)

“Other Expenses” includes our overhead expenses, including expenses of the Advisor reimbursable under the investment management agreement and of the Administrator reimbursable under the administration agreement. Such expenses are based on actual other expenses for the         months ended                    , 20     [annualized for a full year].

(9)

“Total Annual Expenses” as a percentage of net assets attributable to common stock are higher than the total annual expenses percentage would be for a company that is not leveraged. We borrow money to leverage our net assets and increase our total assets. The SEC requires that the “Total Annual Expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness), rather than total assets, including assets that have been funded with borrowed monies. If the “Total Annual Expenses” percentage were calculated instead as a percentage of total assets, as of                    , 20     plus anticipated net proceeds from this offering, our “Total Annual Expenses” would be     % of total assets. For a presentation and calculation of total annual expenses based on total assets see page S-     of this prospectus supplement.

Example

The following example illustrates the projected dollar amount of total cumulative expenses that you would pay on a $1,000 hypothetical investment in common shares, assuming (1) a     % sales load (underwriting discounts and commissions) and offering expenses totaling     %, (2) total net annual expenses of     % of net assets attributable to common shares as set forth in the table above (other than Incentive Fees), and (3) a 5% annual return:

	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred	$	$	$	$

This example and the expenses in the table above should not be considered a representation of our future expenses. Actual expenses may be greater or less than those assumed. The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. Assuming a 5% annual return, the Incentive Fee under the investment management agreement would not be earned or payable and is not included in the example. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an Incentive Fee of a material amount, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend payable to a participant by 95% of the market price per share of our common stock at the close of trading on the valuation date for the dividend. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to factors previously identified elsewhere in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, including the “Risks” section of this prospectus supplement, the accompanying prospectus and any related free writing prospectus, and factors identified in the “Risk Factors” section of the Annual Report, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;
•	the impact of a protracted decline in the liquidity of credit markets on our business;
•	the impact of fluctuations in interest rates on our business;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the impact of increased competition;
•	the timing, form and amount of any dividend distributions;
•	our ability to maintain our qualification as a regulated investment company and as a business development company;
•	the impact of COVID-19 on our portfolio companies and the markets in which they operate, interest rates and the economy in general;

•	the ability of the Advisor to locate suitable investments for us and to monitor and administer our investments;

 -

•	changes in law and policy accompanying the new administration and uncertainty pending any such changes;

•

increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies;

•	changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets;

•	the unfavorable resolution of legal proceedings; and

•	the impact of changes to tax legislation and, generally, our tax position.

This prospectus supplement, the accompanying prospectus and any related free writing prospectus contain, and other statements that we may make may contain, forward-looking statements with respect to future financial or business performance, strategies or expectations.  Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements.  These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act or Section 21E of the Securities Exchange Act.  Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

Statistical and market data used in this prospectus supplement, the accompanying prospectus and any related free writing prospectus has been obtained from governmental and independent industry sources and publications.  We have not independently verified the data obtained from these sources.  Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus, for which the safe harbor provided in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act is not available.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the             shares of our common stock that we are offering, after deducting estimated expenses of this offering payable by us, will be approximately $         million [(or $        million, if the over-allotment is exercised in full)] based on a public offering price of $        per share.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

CAPITALIZATION

The following table sets forth our cash and capitalization as of                    , 20     (1) on an actual basis and (2) as adjusted to reflect the effects of the sale of             shares of our common stock in this offering at an offering price of $         per share. You should read this table together with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in this prospectus supplement and our financial statements and notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included in the accompanying prospectus.

As of , 20
	Actual	As Adjusted for this Offering(1)(4)
(Dollars in thousands, except per share data)
Cash and cash equivalents	$	$
Total assets	$	$
Borrowings under Credit Facility	$	$
Common stock, par value $0.001 per share; shares authorized, issued and outstanding, shares issued and outstanding, as adjusted, respectively(2)	$	$
Capital in excess of par value	$	$
Distributable earnings(3)	$	$
Treasury stock	$	$
Total stockholders’ equity	$	$
Total capitalization	$	$

(1)	Does not include the underwriters’ over-allotment option.

(2)	Figures do not include and shares issued under our Dividend Reinvestment Plan on , 20 and , 20 , respectively.

(3)

Includes cumulative net investment income or loss, cumulative amounts of gains and losses realized from investment and foreign currency transactions and net unrealized appreciation or depreciation of investments and foreign currencies, and distributions paid to stockholders other than tax return of capital distributions. Distributable earnings is not intended to represent amounts we may or will distribute to our stockholders.

(4)

As described under “Use of Proceeds,” we intend to use a part of the net proceeds from this offering initially to repay a portion of the borrowings outstanding under our Credit Facility. We have not yet determined how much of the net proceeds of this offering will be used for this purpose and, as a result, we have not reflected the consequences of such repayment in this table.

SUPPLEMENT TO MATERIAL U.S. FEDERAL TAX MATTERS

[Insert disclosure regarding federal income tax consequences of an investment in the shares of common stock to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

                    are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $         per share. If all the shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

[If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for             days from the date of this prospectus supplement, to purchase up to             additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.]

We, our officers and directors, BlackRock, Inc. and certain of the partners and officers of BlackRock, Inc. (or any entities through which such partners and officers may invest in our shares) have agreed that, for a period of             days from the date of this prospectus supplement, we and they will not, without the prior written consent of the representatives dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock.             in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last             days of the             -day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the             -day restricted period, we announce that we will release earnings results during the             -day period beginning on the last day of the             -day restricted period, the restrictions described above shall continue to apply until the expiration of the             -day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The shares are listed on The NASDAQ Global Select Market under the symbol “BKCC”.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. [These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.]

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that our portion of the total expenses of this offering will be $            .

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase shares originally sold by that syndicate member.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The NASDAQ Global Select Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In addition, in connection with this offering, some of the underwriters may engage in passive market making transactions in the shares on The NASDAQ Global Select Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on The NASDAQ Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

The underwriters have performed commercial banking, investment banking and advisory services for us, BlackRock, Inc. and our affiliates from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. [In addition, affiliates of the underwriters are lenders under our Credit Facility.]

A prospectus supplement and prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. Other than the prospectus supplement and prospectus in electronic format, the information on any such underwriter’s website is not part of this prospectus supplement and prospectus. The representatives may agree to allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters in connection with the securities offered by this prospectus supplement and accompanying prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP is our independent registered public accounting firm.

ADDITIONAL INFORMATION

We have filed a registration statement with the SEC on Form N-2, including amendments, relating to the securities we are offering. This prospectus supplement does not contain all of the information set forth in the registration statement, including any exhibits and schedules it may contain. For further information concerning us or the securities we are offering, please refer to the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of any contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by this reference.

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Securities Exchange Act of 1934. This information and the information specifically regarding how we voted proxies relating to portfolio securities for the period ended                     , 20    , are available free of charge by contacting us at 40 East 52nd Street, New York, NY 10022 or by telephone at toll-free (212) 810-5800. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement of which this prospectus forms a part and the related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington D.C. 20549-0102. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC at http://www.sec.gov.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

            Shares

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

                    , 20

Joint Book-Running Managers

Lead Manager

Co-Manager